EXHIBIT 99.1

                  LIFERATE SYSTEMS ANNOUNCES EXECUTIVE CHANGES


         Minneapolis, Minn. - May 5, 1997 - LifeRate Systems, Inc. announces today that President and Chief Executive Officer William W. Chorske will assume the role of Chairman of the Board, replacing David Koentopf, who will remain on the Board.

         Replacing Mr. Chorske as interim President and Chief Executive Officer is John R. Goodrich. Most recently, Mr. Goodrich was the Executive Vice President and Chief Operating Officer of Lifetouch Portrait Studios (Minneapolis). Mr. Goodrich will assume the duties of the office while LifeRate conducts a nationwide search for a permanent President and Chief Executive Officer.

         Effective May 9, 1997, LifeRate also announces the resignation of Thomas Niccum. Mr. Niccum has filled the role of Vice President of software development for LifeRate.

         LifeRate Systems, Inc., headquartered in Minneapolis, develops software-based solutions and clinical tools that allow healthcare providers to demonstrate the quality and cost-effectiveness of the medical care they deliver. Marketed to physician groups and institutions in several medical specialties, the company's computer-based information management system collects medical data into meaningful, applicable and, most importantly, useful information for the providers of care.